Exhibit 99.1

Saia Appoints Two New Independent Directors to Board

JOHNS CREEK, GA – November 1, 2019 - Saia, Inc., (NASDAQ: SAIA) a leading transportation provider offering less-than-truckload, non-asset truckload, and logistics services, today announced the board of directors has appointed Donna E. Epps, retired Deloitte LLP partner, as a director effective on October 30, 2019 and named her to the audit and nominating and governance committees and appointed Susan F. Ward, retired United Parcel Service, Inc. Vice President and Chief Accounting Officer, as a director effective November 24, 2019 and named her to the audit committee.

“We enthusiastically welcome Donna and Susan to the Saia board,” said Saia Chairman, Bert Trucksess. “Susan brings deep industry experience as well as well strong audit committee credentials. And Donna brings extensive multi-industry experiences with both comprehensive enterprise risk management and audit committee experience. Collectively both bring complementary skill sets to Saia’s existing board”, said Trucksess.

Ms. Epps, a certified public accountant, was with Deloitte for 31 years.  For over 17 years, she focused on providing attest services to private and public companies across multiple industries including:  distribution, commercial and industrial products, energy, technology and telecommunications. Throughout her career, she provided services in governance, risk and compliance matters.  She is currently Treasurer and Audit and Risk Committee Chairperson for the Girl Scouts of Northeast Texas and Audit Committee Chairperson for Readers2Leaders in Dallas, Texas.  Ms. Epps received an undergraduate degree in Accounting from Texas A&M University.

Ms. Ward, a certified public accountant, served in various finance- and accounting-related positions during her 27 years at UPS, including Vice President and Chief Accounting Officer the last four years.  She brings years of experience as a senior financial executive of a multi-national corporation, public accounting and non-profit board experience.  She is currently the Chair of the Board of the Boys & Girls Club of Metro Atlanta.  Ms. Ward received an undergraduate degree in Accounting from St. Bonaventure University and a master’s degree in Finance from Fordham University.

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About Saia, Inc.

Saia, Inc. (Nasdaq: SAIA) offers customers a wide range of less-than-truckload, non-asset truckload, expedited and logistics services.  With headquarters in Johns Creek, GA, Saia LTL Freight operates 168 terminals across 43 states.  For more information on Saia, Inc. visit the Investor Relations section at www.saia.com.

CONTACT:	Saia, Inc. Doug Col dcol@saia.com 678.542.3910